Exhibit 99.1

Aradigm Corporation Announces First Closing of Private Placement

Offering of $23 Million Senior Convertible Notes Due 2021

HAYWARD, CA – April 26, 2016 – Aradigm Corporation (Nasdaq: ARDM) (“Aradigm” or the “Company”) announced today the first closing of its previously announced private placement of $23,000,000 aggregate principal amount of its senior convertible notes due 2021 (the “Notes”) and related warrants to purchase 263,436 shares of the Company’s common stock. The Notes bear interest at a rate of 9% per annum, payable semi-annually in arrears, and mature on May 1, 2021. The initial conversion price will be $5.21 per share of common stock, equivalent to an initial conversion rate of 191.9386 shares of common stock per $1,000 aggregate principal amount of Notes. The warrants are exercisable at an exercise price of $5.21 per share beginning on the later of 180 days after the date of issuance or the date the Company issues a press release announcing data related to the ORBIT-3 and ORBIT-4 Phase 3 pivotal clinical trials for the Company’s investigational product Pulmaquin® inhaled ciprofloxacin. The second closing is expected to occur after the Company’s resale registration statement to be filed in connection with the offering has been declared effective, subject to customary closing conditions.

The net proceeds from the sale of the Notes and the warrants, after deducting fees and expenses, are expected to be approximately $20.7 million. The Company will deposit $2.07 million of the net proceeds into an escrow account to fund, when due, the first two scheduled semi-annual interest payments on the Notes. Aradigm intends to use the remaining net proceeds to fund the current clinical development and regulatory submission for licensure of Pulmaquin and for general corporate purposes.

The Notes and the related warrants were offered to accredited investors under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any such securities.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is currently in Phase 3 development of Pulmaquin (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of non-cystic fibrosis bronchiectasis. Aradigm’s inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax. In addition, Aradigm has a pipeline composed of programs to prevent diseases in tobacco smokers through smoking cessation and a diagnostic program to detect aspirations of gastrointestinal fluid into the respiratory tract.

This news release contains forward-looking statements that are based on the current beliefs of management, as well as current assumptions made by, and information currently available to, management. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2015, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

Aradigm Corporation

Nancy Pecota, 510-265-8800

Chief Financial Officer